CONTRACT

                                       OF

                      HENGLI (ZHANGJIAGANG FREE TRADE ZONE)
                  INTERNATIONAL TRADING & DEVELOPING CO., LTD.

                       A SINO-FOREIGN EQUITY JOINT VENTURE

            (A direct translation from the original copy in Chinese)


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CHAPTER 1: GENERAL PROVISION

     Sunlight (Zhangjiagang Free Trading Zone) Investment Consulting Company Limited, a company incorporated under the laws of China
     (hereinafter referred to as "Party A")

AND

     Heng Fai China Industries Acquisition Ltd., a company incorporated under the laws of Hong Kong
     (hereinafter referred to as "Party B")

WHEREAS

     Party A and Party B wish to form a limited liability company in the form of an equity joint venture, in Zhangjiagang Free Trade Zone, Jiangsu Province, People's Republic of China, in accordance with the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment, and other relevant Chinese laws and regulations (hereinafter referred to as "Joint Venture Laws"), and the principle of friendly negotiation and mutual benefit.

NOW THEREFORE in consideration of the mutual covenants herein, Party A and Party B hereby agree as follows:

CHAPTER 2: CONTRACTING PARTIES

Article 1. The parties of this Contract are as follows.

     Party A: Sunlight (Zhangjiagang Free Trading Zone) Investment
              Consulting Company Limited
     Address: Zhangjiagang Free Trade Zone, Jiangsu Province, China Legal Representative:
              Name:        Liang, Liying
              Title:       Chairman
              Nationality: Chinese

     Party B: Heng Fai China Industries Acquisition Ltd.
              Address: Unit B, 13th Floor, Lippo Leighton Tower
              103-109 Leighton Road
              Causeway Bay, Hong Kong
     Legal Representative:
                  Name:         Chan, Heng Fai
                  Title:        Chairman
                  Nationality:  British


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CHAPTER 3: ESTABLISHMENT OF THE JOINT VENTURE

Article 2. In accordance with the Joint Venture Laws, Party A and Party B agree to establish an equity joint venture in Zhangjiagang Free Trade Zone, Jiangsu Province, China.

Article 3. The name of the joint venture shall be:

     Chinese:

     English: Hengli (Zhangjiagang Free Trade Zone) International Trading
               & Developing Co., Ltd.
               (hereinafter referred to as "Company")

     Legal address: Zhangjiagang Free Trade Zone, Jiangsu Province, China

Article 4. The Company is a legal entity in the People's Republic of China. All activities of the Company shall be governed by the published and publicly available laws, decrees, rules and regulations of China.

Article 5. The Company shall be a limited liability company. Each party shall be liable for the Company's liabilities only to the proportion by which the party has contributed to the Company's registered capital. Each party shall share the profit and risk based on the proportion by which the party has contributed to the Company's registered capital. Shareholders and directors of each party shall not be personally responsible for any other joint liabilities.

CHAPTER 4: OBJECTIVE AND SCOPE OF BUSINESS

Article 6. Party A and Party B wish to form the Company that will upgrade, manage, and develop future business for the property of International Development Center, by using advanced technology and management methods, and by using the capital-raising and marketing channels of Party B, so as to make the maximum possible profit and return for the Company and each party.

Article 7. The business scope of the Company shall include international trade, international commodity display, real estate development and management.

CHAPTER 5: TOTAL INVESTMENT AND REGISTERED CAPITAL

Article 8. The total investment amount and registered capital of the Company are set at $7,228,900 US and $5,421,700 US respectively.

Article 9. Amount and form of capital contributions:


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Party A shall invest a real estate property worth $l,626,500 US (30%) and Party
B shall invest a real estate property worth $3,795,200 US (70%) respectively.

Article 10. Schedule of capital contributions:

The entire registered capital shall be invested by Party A and Party B in one month after the business license is obtained and all the terms listed in
Article 59 of this Contract are met.

Article 11. The shares in whole or in part of the Company can not be transferred by any party to a third party, unless consented by the other party. When the shares in whole or in part of one party are being rendered, the other party has priority to purchase these shares.

CHAPTER 6: RESPONSIBILlTIES OF EACH PARTY

Article 12.  Besides the  responsibilities  specified in other  articles of this
Contract,   the  two   parties   have   the   following   responsibilities:

A. Responsibilities of both parties:

     The two parties shall cooperate in good faith to secure the Company's legality and to protect the Company's interests in accordance with Chinese laws. Each party shall not damage the benefits of the Company or the other party for its own interests.

B. Responsibilities of Party A:

     1. to apply for, register and obtain the Business License and other legal documents from Chinese authorities;
     2.   to inject its investment on the basis of this Contract;
     3. to assist the Company with its legal matters regarding the importation of office equipment, machinery, and raw materials, and to be responsible for the transportation of such goods in China;
     4. to secure the supply of natural gas, electricity, water and land for the Company;
     5.   to assist the Company to hire local employees;
     6. to assist foreign and Hong Kong employees regarding their entry and work visa;
     7.   to handle such other matters as may be entrusted to it by the Company.

C. Responsibilities of Party B:

     1. to provide cash investment specified in this Contract; and assist in the legal procedure of establishing the Company;
     2. to assist the Company developing real estate business and other businesses in overseas and international markets;
     3.   to handle such other matters as may be entrusted to it by the Company.


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CHAPTER 7: BOARD OF DIRECTORS

Article 13. The Company shall have a Board of Directors. The Board shall be established on the date the Business License is issued.

Article 14. The Board shall be comprised of five (5) directors, of which two (2) shall be appointed by Party A and three (3) shall be appointed by Party B. The Chairman of the Board shall be selected by Party B from amongst the Board members appointed by Party B, and the Vice-Chairman shall be one of the directors selected by Party A from amongst the Board members appointed by Party
A. The directors, Chairman and Vice-Chairman of the Board shall hold office for terms of three (3) years, and such terms of office may be renewed by the continuous appointment of the relevant party. Any director may be removed and replaced at any time and for any reason by the party that appointed such director. One party shall inform the other party thechange of its directors in writing.

Article 15. The Chairman of the Board shall be the legal representative of the Company. If the Chairman is unable to exercise his responsibilities for any reason, he may temporarily delegate such responsibilities to the Vice-Chairman or any other director.

Article 16. The Board shall be the top authority of the Company. Board meetings shall be held at least once per year. The meetings are usually held at the legal address of the Company, however, they can also be held at other places. Board meetings may also be held by faxing the necessary documents to each participant and decisions can be made by signing the faxed documents by participants. A board meeting shall be held whenever over one third of the directors may request.

Article 17. The Chairman or other person convening a meeting of the Board shall give each director at least ten (10) days written notice of the time, place and proposed agenda of the meeting.

Article 18. Directors may appoint other directors to represent and vote for them, or by written proxies authorizing other representatives to vote on their behalf, if they can not attend the meeting in person. Authorized representatives have the same rights as other directors at the meetings. When a director fails to attend the meeting, and no legal representative is appointed at the meeting, the director is considered to have abstained.

Article 19. Issues at the meeting of the Board shall be decided by the approval of a 51% majority of the votes cast by the directors present at a duly constituted meeting of the Board except that the approval of all the directors at a duly constituted meeting of the Board shall be required for each of the issues set out below:

     l. any amendment to the Company's Constitution (see the attached Constitution);
     2.   any transfer or increase in the registered capital of the Company;
     3.   dissolution of the Company;
     4.   any merger of the Company with any other economic organization.


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Article 20.  Records of the meetings shall be in Chinese and shall be signed by all attending directors or their representatives, and shall be kept within the Company for future references.

Article 21. A quorum shall be formed by two-thirds (2/3) of the directors. For such purpose, a director shall be deemed present at a meeting either if he participates in person or by the representation of a duly appointed alternate director. If a quorum is for any reason not present at the time set for a board meeting, the chairman shall inform all directors in writing that such meeting shall stand adjourned to or before the seventh (7th) business day immediately following for the same agenda, and the directors present or deemed present at such meeting shall be deemed to constitute a quorum and able to pass effective resolutions in accordance with Article 19.

CHAPTER 8: MANAGEMENT STRUCTURE

Article 22. The Board shall delegate the day-to-day management of the Company to the General Manager and few Vice-General Managers. They are all appointed by the Board. The office term of the General Manager and Vice-General Managers is three years, and their appointment can be renewed. The General Manager, Vice-General Managers can be replaced at any time, with the approval of the Board.

Article 23. The General Manager shall be responsible for the overall management of the Company. The General Manager shall report to the Board, and implement the Board's plans. The Vice-General Managers shall report to the General Manager and assist him in carrying out his duties.

Article 24. The management structure of the Company is proposed by the General Manager, and approved by the Board. The manager of finance (Financial Controller) is nominated by Party B, and appointed by the Board. The nomination of other department managers shall be decided jointly by the General Manager and Vice-General Managers.

Article 25. At any time, the Chairman of the Board has the right to temporarily discharge any manager who either uses the power of his position for his own interests, or causes major production accidents due to dereliction of duty. The final discharge and replacement shall be decided by the Board.

Article 26. At any time, the Board has the right to discharge the General Manager who either uses the power of his position for his own interests, or causes major production accidents due to dereliction of duty, or is unable to achieve the goals set forth by the Board.


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CHAPTER 9: PURCHASES

Article 27. Under the same conditions, Chinese suppliers shall be first considered regarding Company's purchasing of raw materials, fuels, production equipment, transportation tools, and office equipment.

CHAPTER 10: EMPLOYMENT MATTERS

Article 28. All the Company's employment matters such as hiring, firing, quitting, salary, wage, medical insurance, benefits, bonuses, labor discipline, are in accordance with the Labor Management Regulations for Sino-Foreign Joint Ventures and other relevant laws.

Article 29. On the basis of the relevant regulations in China, employees' salary standards shall be decided by the Board of the Company. The salary level and other rewards shall be based on the contribution of the individual employee. The total income of an employee shall be increased with the improvement of his skills and the Company's profits. The Company shall pay for employees' medical insurance, retirement plan, unemployment insurance, and other expenses according to Chinese regulations.

Article 30. Employees of the Company have the right to form a union, based on the Union Law of the People's Republic of China. The location, activities, fees and other matters of the union shall be in accordance with Chinese regulations.

CHAPTER 11: FOREIGN CURRENCY MANAGEMENT & PROFIT SHARING

Article 31.

     1. The trading of the Company's foreign currency shall be in accordance with relevant Chinese regulations. Approved by the Foreign Currency Management Bureau of China, the Company may open a foreign currency bank account outside China.

     2. Except the payments specified in this Contract or in other contracts of the Company, or specified by Chinese regulations, that have to be paid in foreign currencies, all other payments of the Company shall be in RMB.

Article 32.

     l. Part of the Company's after-tax profit shall be paid into three funds: a reserve fund, an expansion fund and a welfare and bonus fund. Each year, 10% of the profit are paid to the reserve fund until the cumulated amount is over 50% of the Company's registered capital. The respective amounts paid to the other two funds shall be decided by the Board annually.


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     2.   After the three funds are paid, the remaining after-tax profit is available to be shared by the two parties. The two parties shall share this portion of the profit according to their respective equity investment.

Article 33.

     l. In accordance with the Temporary Regulations of Foreign Currency Management in China, Party B has the right to send the money received from the Company (including the amount paid to Party B upon the dissolution of the Company) out of China.

     2. The foreign currency of the Company (initial investment from Party B and loans in foreign currencies) shall be freely transferred into China, and be deposited into accounts of the Company in China (in foreign currencies or RMB). The Company's accounts payable in foreign currencies shall be paid in foreign currencies according to Chinese regulations.

Article 34. The balance of the Company's foreign currencies shall be maintained with best efforts. The following methods shall be used by the two parties and the Company to increase the amount of foreign currency savings:

     l.   The Company sells its products for foreign currencles;
     2. Party B uses its profit in RMB to invest in other companies in China with foreign currency earning potentials;
     3. Approved by relevant authorities, the Company's RMB is exchanged according to the market rate into US dollars at the Foreign Currency Adjustment Center;
     4. When the balance of foreign currency can not be maintained by the above three avenues in any year, the Company shall ask Chinese government for assistance, based on the relevant regulations.

Article 35. The Company's savings in foreign currencies shall be used for different payments according to the following priorities:

     1.   costs of goods and services received from outside China;
     2. interests and principles of loans in foreign currencies (if there are any);
     3.   profit to Party B;
     4.   compensation and expenses for the managers sent by Party B;
     5.   other payments approved by the Board;
     6.   other payments that must be paid in foreign currencies.

CHAPTER 12: TAXATION, FINANCE, AUDITING AND INSURANCE

Article 36. The Company shall pay taxes in accordance with the stipulations of published and publicly available Chinese laws and regulations.


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Article 37. The General Manager and the Financial Controller of the Company
shall set up Accounting Regulations and a Financial Management Regulations in accordance with the Accounting Systems of Sino-Foreign Joint Ventures and other relevant laws. After being approved by the Board, copies of these documents shall be sent to the local government's finance and taxation departments.

Article 38. The Company shall use the Accrual Accounting and Double-Entry Bookkeeping systems. All books and reports shall be in Chinese. The Company shall use Chinese RMB as the base currency of bookkeeping and accounting. When necessary, US dollar and Hong Kong dollar can be used as assistant accounting currencies.

Article 39. The Company's fiscal year shall commence on January 1 and end on December 31 of each year. The first fiscal year shall commence on the day the Business License is issued and end on December 31 of the same year.

Article 40. The Company shall present the two parties its annual Financial Reports (including audited balance sheet, income statement, and statement of retained earnings) within the first three months of the next year. Together with the Auditor's Report, they shall be sent to the Board of Directors for final approval. The Company shall also prepare the balance sheet, income statement, and statement of cash flow for every month and every season. The annual, seasonal, and monthly reports shall be in Chinese, and shall be signed by the Chairman or his representative and the Financial Controller.

Article 41. The Company's books shall be audited by an auditing firm licensed to practice independently in China. The auditor is responsible for auditing the Company's annual Financial Reports and presenting an Auditor's Report to the Board and the General Manager. If one party wishes to use another auditing firm to repeat the audition, that party is responsible for the associated costs. The Company shall cooperate with the audition.

Article 42. In order to prepare the Financial Reports, the Company's foreign currency savings have to be converted into RMB. For this purpose, the exchange rate for each amount shall be the rate of the day on which the corresponding transaction took place.

Article 43. The Company shall purchase insurance to insure the full value of the Company's buildings and machinery at all times from insurance companies in China.

Article 44. The insurance policies shall be purchased from the People's Insurance Company of China or other insurance companies approved by the Chinese government. The insured amount shall be in either RMB or a foreign currency.

CHAPTER 13: DURATION OF THE JOINT VENTURE


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Article 45. The cooperation of the two parties shall have an initial duration of fifty (50) years commencing on the day the Business License is issued. Should the cooperation be renewed, the Company shall make an application to the Chinese authorities at least six (6) months prior to the expiry date of cooperation.

CHAPTER 14: TERMINATION OF COOPERATION & LIQUIDATION

Article 46. Because of one of the following reasons, one party can inform the other party in writing sixty (60) days in advance that this Contract shall be terminated before the expiry date of the cooperation. The request shall also be presented to the Chinese authorities for approval.

     1. The other party has breached the Contract, and has not corrected the breaching activity after being informed so in writing for thirty (30) days;
     2. The other party has transferred part or all of its shares of the Company to a third party against the specifications of this Contract;
     3. This Contract can not be followed for over six (6) months due to force majeure;
     4.   Any other reasons specified by relevant laws or regulations.

Article 47. If this Contract is terminated ahead of time, one party can purchase the interests of the other party in the Company, and continue operating the Company based on the following regulations:

     1. The two parties shall jointly appraise the value of the Company. Each party shall appoint an individual appraiser or firm for this purpose within thirty (30) days after the termination date according to
          Article 46. Their appraisal reports shall be prepared within sixty
          (60) days. If the results from the reports are within 10% from each other, the average figure shall be used as the value of the Company. If the results are more l0% from each other, a third appraiser shall be nominated jointly by the two appraisers and his appraisal shall be considered final. The appraisal report from the third appraiser shall be prepared within the next thirty (30) days.
     2. Once the appraisal is completed, each party has the right to purchase the other party's shares of the Company based on the appraised value. Each party can exercise this right within sixty (60) days after the Company has been informed the final appraised value in writing.
     3. If there is a transfer of share as stated above, the entire payment must be paid to the seller within forty-five (45) days after the relevant government authorities have approved the Ownership Transfer Contract (OTC) which had been signed by the two parties. If the OTC is not approved by the authorities within sixty (60) days after it has been signed by the two parties, the OTC becomes invalid. In this case, the liquidation of the Company shall be conducted according to other articles of this Contract.


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     4.   If Party A shall purchase Party B's interests in the Company, the payment shall be in foreign currencies. This amount shall be wired out of China approved by the Foreign Currency Management Bureau of China. If Party B does not receive the entire amount outside China within forty-five (45) days after the OTC has been approved by Chinese authorities, Party B has the right to deny the validity of the OTC. The liquidation of the Company shall be conducted according to other articles of this Contract if the validity of the OTC is denied.

Article 48. If this Contract is terminated according to Article 51, or a transfer of ownership is not realized according to Article 47 and a third party is not found to purchase the shares of the Company, a Liquidation Committee shall be formed by the Company according to the Joint Venture Laws. The Committee shall be responsible for the appraisal and liquidation of the Company's assets. The Committee shall strive to obtain the highest prices for the Company's assets. After all debts and taxes are paid, and the Liquidation Report is verified by an accounting firm registered in China, the remaining assets of the Company (including fixed and current), if any, shall be distributed by the Company to the two parties in accordance with their initial investment.

Article 49. At the end of the initial cooperation period (50 years), the Company shall proceed with liquidation based on Chinese laws, should the two parties decide not to cooperate further. The remaining assets of the Company shall be distributed by the Company to the two parties in accordance with their initial investment.

CHAPTER 15: BREACH OF CONTRACT

Article 50. If one party breaches this Contract, this party shall compensate the other party the financial losses caused by the violation. If one of the major articles in this Contract is breached, the other party has the right to terminate the Contract. If both parties breach the Contract at the same time, each party shall be responsible for its own losses. Naturally, the total responsibility shall not be more than the party's total equity investment in the Company.

CHAPTER 16: FORCE MAJEURE

Article 51. An event of force majeure includes any fire, explosion, accident, earthquake, tidal wave, strike, picketing, lockout, labor dispute, flood, drought, embargo, war, riot or insurrection, uprising, rebellion, or any other event whether similar or dissimilar to the foregoing that shall be beyond the reasonable control of the party affected. A party affected by an event of force majeure shall give notice within seven (7) days to the other party and shall indicate in such notice, as accurately as possible, the effect of such event of force majeure on its capacity to perform its obligations. Such documents shall be prepared by the local notary public. Depending on the degree of effect, both parties shall decide jointly


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regarding the issues of Contract termination and extension, or partial or complete exemption of one party's responsibilities.

CHAPTER 17: APPLICABLE LAW

Article 52. The formation, validity and interpretation of this Contract shall be governed by the published and publicly available laws of the People's Republic of China.

Article 53. The two parties agree that if any law or regulation of China that is amended or changed or a new law has an adverse effect on any party, then, if such party requests, the parties shall forthwith amend this Contract so that such adverse effect is eliminated or adjusted to the least extent possible, and each party shall request the Company to use its best efforts to cause such amendment to be approved by the relevant authorities.

CHAPTER 18: SETTLEMENT OF DISPUTES

Article 54. When there is any dispute arising out of or relating to this Contract, the two parties shall try to resolve the dispute through friendly negotiations. If the dispute is not resolved by friendly negotiations, it shall be referred for arbitration to the Sheng Zheng Branch of China Council for Promotion of International Trade. The judgment of such arbitrators shall be binding on the parties and may enter any court of competent jurisdiction. The associated expenses shall be the responsibility of the losing party.

Article 55. When a portion of the Contract is under arbitration, the rest of the Contract shall remain effective.

CHAPTER 19: AMENDMENT AND TERMINATION OF THE CONTRACT

Article 56. This Contract may only be amended by a written amendment agreement signed by both parties, and shall come into effect on the day such amendment agreement is approved by the appropriate authorities.

CHAPTER 20: OTHER REGULATIONS

Article 57. The Appendixes of the Contract constitute the entire agreement between the two parties, and are as effective as the Contract.

Article 58. If the signing of this Contact by the two parties is caused by Party A's misleading or incorrect information, Party B has the right to disregard this Contract. All associated financial losses of Party B shall be compensated by Party A.


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Article 59. This Contract and its Appendixes are all in Chinese, with six (6)
signed copies. Each party shall have two copies. The other two copies shall be sent to the approval authorities. This Contract shall be effective only when the following conditions are present:

     l.   Opinion Statements by Party B's lawyers from both Hong Kong and China;

     2.   A satisfactory report by a registered accounting firm;

     3. A satisfactory report by a registered appraisal firm, and the appraised value of the property of International Development Center is over 45 million RMB yuans;

     4. The approval of Party B's Board of Directors, shareholders' meeting, and the Securities & Exchange Commission (SEC) of the United States;

     5. The approval by the Administration Committee of Zhangjiagang Free Trade Zone.

Article 60. Any and all notices or other communications from one party shall be in writing (in Chinese) and shall be first telexed or faxed to the other party, and then the original copy shall be delivered by courier to the other party for confirmation. In the case of courier delivery, such notice shall conclusively be deemed to have been received by the other party twelve (l2) days after the document is given to the courier company. In the case of telex or fax, such notice shall conclusively be deemed to have been received by the other party two
(2) days after the document is telexed or faxed.

Article 61. This Contract is signed in February l997, by the entrusted representatives of Party A and Party B.

Party A: Sunlight (Zhangjiagang Free Trading Zone) Investment Consulting
         Company Limited

Name of the Representative:

Position:

Signature:

Party B: Heng Fai China Industries Acquisition Ltd.

Name of the Representative:

Position:

Signature:


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